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                                                                EXHIBIT 21.1



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Subsidiary                                                Domiciled
----------                                                ---------

Althofen Electronics GmbH                                 Austria
Neutronics Electronics Industries Holding AG              Austria
Astron Group Limited                                      Hong Kong
Flextronics Manufacturing (KH) Ltd.                       Hong Kong
Ecoplast Muanyagipari Termekeket Gyarto Kft.              Hungary
Euroton Electroni Kai Ipari es Kereskedelmi Kft           Hungary
HTR Technikai Rendszerszolgaltato Kft.                    Hungary
Flextronics Malaysia Sdn. Bhd.                            Malaysia
Flex International Marketing (L) Ltd.                     Malaysia
Astron Technologies Ltd.                                  Mauritius
Flextronics de Mexico, S.A. de C.V.                       Mexico
Flextronics Computer (Shekou) Ltd.                        Peoples' Republic of China
Flextronics Industrial (Shenzhen) Co., Ltd.               Peoples' Republic of China
Flextronics Technology (Zhuhai) Limited                   Peoples' Republic of China
Zhuhai Dao Men Chao Yi Electronics Co., Ltd.              Peoples' Republic of China
Flextronics Singapore Pte Ltd.                            Singapore
F.L. Tronics Holdings AB
   (aka Flextronics Holdings AB)                          Sweden
F.L. Tronics International Sweden AB
   (aka Flextronics International Sweden AB)              Sweden
Flextronics Holding UK Limited                            United Kingdom
Flextronics International (UK) Ltd.                       United Kingdom
Flextronics International USA, Inc.                       United States of America










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